Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 1, 2023

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2024 First Quarter Results
•Earnings per diluted share (EPS) of $0.37 compared to $0.34 in the prior year quarter
•Strong cash flow from operations of $26 million compared to negative $11 million in the prior year quarter
•Returned approximately $30 million to shareholders; $14 million in share repurchases and $16 million in dividends
PITTSBURGH, (November 1, 2023) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2024 first quarter ended September 30, 2023, with sales of $492 million, compared to $495 million in the prior year quarter, and earnings per diluted share (EPS) of $0.37, compared with $0.34 in the prior year quarter. Adjusted EPS was $0.41 in the current quarter, whereas EPS was not adjusted in the prior year quarter.
“Sales were generally in line with the outlook we shared last quarter, despite weaker than expected results in China,” said Christopher Rossi, President and CEO. "We also generated strong cash flow from operations, and executed on our Commercial and Operational Excellence initiatives and previously announced restructuring program to offset the weaker market conditions.”
Rossi continued, "We remain focused on our multi-year growth and innovation strategy and the long-term targets we shared at Investor Day. The growth and margin expansion initiatives, including the $100 million cost reduction target, within our plan continue to give me confidence that we will drive long-term value for shareholders."

Fiscal 2024 First Quarter Key Developments
Sales of $492 million were flat from the prior year quarter, reflecting flat organic growth and no meaningful effect from business days or currency exchange.
During the quarter, the Company achieved restructuring savings of approximately $4 million from the previously announced action to streamline our cost structure while continuing to invest in our high-return Commercial and Operational Excellence initiatives. This action is currently expected to deliver annualized run rate pre-tax savings of approximately $20 million by the end of fiscal 2024. Restructuring and related charges of $4 million were recognized during the quarter in connection with the execution of this initiative.
Operating income was $45 million, or 9.2 percent of sales, compared to $49 million, or 9.8 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to higher wages and general inflation, lower sales volumes, higher raw material costs and restructuring and related charges of approximately $4 million in the current quarter. These factors were partially offset by higher price realization and operational efficiencies including restructuring savings. Adjusted operating income was $48.8 million, or 9.9 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.

The reported effective tax rate (ETR) for the quarter was 21.0 percent compared to 27.5 percent in the prior year quarter. The year-over-year change in ETR is primarily due to a benefit of approximately $6 million from a change in unrecognized tax benefits, partially offset by a settlement related to tax litigation in Italy of approximately $3 million. Adjusted ETR was 21.0 percent in the current quarter, whereas ETR was not adjusted in the prior year quarter.
Year-to-date net cash flow from operating activities was $26 million compared to negative $11 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes including improved inventory levels. Year-to-date free operating cash flow (FOCF) was negative $3 million compared to negative $40 million in the prior year period. The increase in FOCF was driven primarily by working capital changes, including improved inventory levels, and proceeds received from the disposal of property, plant and equipment, partially offset by higher capital expenditures.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.
During the quarter, the Company repurchased 505 thousand shares of Kennametal common stock for $14 million under its share repurchase program. Inception-to-date the Company has repurchased 5 million shares of common stock for $148 million under the $200 million three-year program.

Outlook
The Company’s expectations for the second quarter of fiscal 2024 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $490 - $515 million; foreign exchange anticipated to be a tailwind of approximately 1 percent compared to the second quarter of fiscal 2023
•Adjusted EPS is expected to be $0.20 - $0.30
Annual Outlook:
•Sales expected to be $2.1 - $2.2 billion
•Interest expense is expected to be approximately $28 million
•Adjusted EPS is expected to be $1.75 - $2.15
•Pricing actions expected to cover raw material costs, wages and general inflation
•Free operating cash flow of 100 percent of adjusted net income
•Primary working capital as a percent of sales maintained at 30 - 32 percent throughout the year
•Capital spending expected to be approximately $100 - $110 million
•Adjusted ETR is expected to be approximately 24 percent
•$200 million three-year share repurchase program to continue

The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $308 million increased 3 percent from $300 million in the prior year quarter, driven by organic growth of 2 percent and a favorable currency exchange effect of 1 percent. Operating income was $32 million, or 10.4 percent of sales, compared to $29 million, or 9.5 percent of sales, in the prior year quarter. The increase in operating income was primarily due to higher price realization and operational efficiencies including restructuring savings. These factors were partially offset by higher wages and general inflation, lower sales volumes, restructuring and related charges of approximately $3 million in the current quarter and higher raw material costs. Adjusted operating income was $34.7 million, or 11.2 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.

Infrastructure sales of $184 million decreased 5 percent from $195 million in the prior year quarter, driven by organic sales decline of 3 percent and unfavorable currency exchange and business days effects of 1 percent, respectively. Operating income was $14 million, or 7.4 percent of sales, compared to $21 million, or 10.7 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to lower sales volumes, higher raw material costs and less price realization. Adjusted operating income was $14.8 million, or 8.0 percent, in the current quarter, whereas operating income was not adjusted in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 21, 2023 to shareholders of record as of the close of business on November 7, 2023.
The Company will host a conference call to discuss its first quarter fiscal 2024 results on Wednesday, November 1, 2023 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, interest expense, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the second quarter and full year of fiscal 2024 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the adverse effects of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflict in Ukraine; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: X (formerly Twitter), Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2023	2022
Sales	$492,476	$494,792
Cost of goods sold	329,578	334,824
Gross profit	162,898	159,968
Operating expense	111,649	108,278
Restructuring and other charges, net	3,086	—
Amortization of intangibles	3,045	3,164
Operating income	45,118	48,526
Interest expense	6,601	6,638
Other expense, net	89	1,009
Income before income taxes	38,428	40,879
Provision for income taxes	8,059	11,242
Net income	30,369	29,637
Less: Net income attributable to noncontrolling interests	312	1,441
Net income attributable to Kennametal	$30,057	$28,196
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.38	$0.35
Diluted earnings per share	$0.37	$0.34
Basic weighted average shares outstanding	80,025	81,544
Diluted weighted average shares outstanding	80,699	82,165

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2023	June 30, 2023
ASSETS
Cash and cash equivalents	$95,098	$106,021
Accounts receivable, net	288,655	307,313
Inventories	570,345	557,630
Other current assets	56,457	55,825
Total current assets	1,010,555	1,026,789
Property, plant and equipment, net	958,246	969,068
Goodwill and other intangible assets, net	356,399	362,715
Other assets	187,560	188,662
Total assets	$2,512,760	$2,547,234
LIABILITIES
Revolving and other lines of credit and notes payable	$31,179	$689
Accounts payable	197,369	203,341
Other current liabilities	191,298	229,945
Total current liabilities	419,846	433,975
Long-term debt	595,374	595,172
Other liabilities	198,789	203,919
Total liabilities	1,214,009	1,233,066
KENNAMETAL SHAREHOLDERS’ EQUITY	1,260,358	1,275,447
NONCONTROLLING INTERESTS	38,393	38,721
Total liabilities and equity	$2,512,760	$2,547,234

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2023	2022
Sales:
Metal Cutting	$308,229	$299,936
Infrastructure	184,247	194,856
Total sales	$492,476	$494,792
Sales By Geographic Region:
Americas	$246,742	$253,581
EMEA	148,709	131,308
Asia Pacific	97,025	109,903
Total sales	$492,476	$494,792
Operating income:
Metal Cutting	$32,117	$28,605
Infrastructure	13,644	20,787
Corporate (1)	(643)	(866)
Total operating income	$45,118	$48,526
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2023 include restructuring and related charges and differences in projected annual tax rates. There were no adjustments for the three months ended September 30, 2022. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the second quarter and full fiscal year of 2024 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2023 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$492,476	45,118	21.0%	$30,057	$0.37
Reported operating margin		9.2%
Restructuring and related charges	—	3,694	9.5	3,391	0.04
Differences in projected annual tax rates	—	—	(9.5)	(444)	—
Adjusted results	$492,476	$48,812	21.0%	$33,004	$0.41
Adjusted operating margin		9.9%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2023 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$308,229	$32,117	$184,247	$13,644
Reported operating margin		10.4%		7.4%
Restructuring and related charges	—	2,539	—	1,155
Adjusted results	$308,229	$34,656	$184,247	$14,799
Adjusted operating margin		11.2%		8.0%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2023	2022
Net cash flow provided by (used in) operating activities	$25,711	$(10,748)
Purchases of property, plant and equipment	(31,799)	(29,484)
Disposals of property, plant and equipment	3,048	202
Free operating cash flow	$(3,040)	$(40,030)

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (DECLINE) (UNAUDITED)
Three Months Ended September 30, 2023	Metal Cutting	Infrastructure	Total
Organic sales growth (decline)	2%	(3)%	—%
Foreign currency exchange effect (3)	1	(1)	—
Business days effect (4)	—	(1)	—
Sales growth (decline)	3%	(5)%	—%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.